SUBSCRIPTION AGREEMENT

CROWDCASTING INC.

This Subscription Agreement (the “Agreement”) is entered into by and between Crowdcasting Inc., a California corporation (the “Company”), and the undersigned investor (the “Investor”).

1.SUBSCRIPTION

The Investor hereby subscribes to purchase shares of common stock of the Company at a price of

$1.00 per share.

2.REPRESENTATIONS OF INVESTOR

The Investor represents and warrants that:

(a)The Investor has received and reviewed the Offering Circular.

(b)The Investor understands the speculative nature of the investment.

(c)The Investor is purchasing for investment purposes only.

(d)The Investor meets eligibility requirements under Regulation A.

(e)If non-accredited, the investment does not exceed 10% of income or net worth.

3.PAYMENT

Payment shall be made in accordance with instructions provided by the Company and shall be held in escrow until accepted.

4.ACCEPTANCE OF SUBSCRIPTION

This subscription is subject to acceptance by the Company.

5.NO GUARANTEE

The Investor acknowledges that there is no guarantee of return or liquidity.

6.GOVERNING LAW

This Agreement shall be governed by the laws of the State of California.

7.ENTIRE AGREEMENT

This Agreement constitutes the entire agreement between the parties.

8.SIGNATURES

IN WITNESS WHEREOF, the parties have executed this Agreement.

INVESTOR:

Name:                                                            Address:

Email:

Signature:

Date:

COMPANY: CROWDCASTING INC.

By:

John Stewart

Chief Executive Officer

Date: